Exhibit 10.14.2

[Cardinal Health, Inc. Letterhead]

April 9, 2012

Mr. Donald M. Casey, Jr.

Dear Don:

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health, Inc. (“Company” or “Cardinal Health”) and a superb addition to the executive management team. As we have discussed, the terms of this offer are subject to approval from the Human Resources and Compensation Committee of our Board of Directors (“Compensation Committee”). The major provisions of your offer are:

•	Position: Your position is CEO, Medical Segment, reporting directly to George Barrett, Chairman and CEO, Cardinal Health.

•	Start Date: Your start date will be April 16, 2012.

•
Pay: Your base bi-weekly rate of pay will be $24,423.08, annualized to $635,000.00. Cardinal Health employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed).

◦The official Cardinal Health workweek starts on Monday and runs through Sunday.

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Short-Term Incentive Plan: You will be eligible to participate in our Short-Term Incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for the fiscal year ending June 30 will be 90% of your annual base salary, prorated to reflect the number of days you are employed in this position during the fiscal year. Annual bonus payments are determined by the Compensation Committee based upon the achievement of specific financial and management agenda objectives.

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Long-Term Incentive: You are eligible to participate in the regular Cardinal Health Long-Term Incentive (LTI) program with an expected value target of $2,100,000. The first regular Long-Term Incentive grant for which you are eligible is scheduled to occur in August 2012 for fiscal year 2013. The grant is expected to be an equal mix of stock options (“SO”), restricted share units (“RSU”), and performance share units (“PSU”). LTI plan participation and award amounts are reviewed on an annual basis and are subject to change at any time at the discretion of the Compensation Committee. Standard terms and conditions apply.

Mr. Donald M. Casey, Jr.

April 9, 2012

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You also will be awarded equity with an expected value of $1,500,000 as of the grant date that will be equally weighted as RSUs, SOs, and PSUs. RSU and SO grants vest in annual installments of 33.33% on each of the first three anniversaries of the grant date. The PSUs vest on or about August 15, 2014 subject to achievement of performance criteria as determined by the Compensation Committee. The grant will be made on the first day that is after your start date that is the fifteenth day of the month (or if the fifteenth day of the month falls on a weekend or holiday, the next business day following the fifteenth day of the month) and the awards will be valued in accordance with the Company’s standard valuation practices. Standard terms and conditions apply. The RSU and PSUs also will be subject to deferred payment if you so elect on the enclosed election forms.

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You are also being offered a one-time gross cash sign-on bonus of $500,000.00 which will be paid within 30 days of your start date. If you voluntarily terminate employment within the first twelve months after your start date, you will be obligated to repay the Company 100% of the money provided to you under this clause. If you voluntarily terminate employment within the following twelve months, you will be responsible for 50% of the money provided to you under this clause.

•	Performance: Your performance and merit reviews will follow the standard annual review calendar for Cardinal Health.

•	Relocation: You will be eligible for the Executive Homeowners Relocation Program.

•	Rewards: Cardinal Health is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. You may be eligible for:

o	Our health, life, and disability plans on your first day of employment. You will receive more information on these benefits during your new hire orientation session.

o
You are eligible to participate in the Cardinal Health 401(k) Savings Plan on the first day of your employment. You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum limits). Cardinal Health matches dollar-for-dollar on the first 3% you contribute to your 401(k) savings account and an additional 50 cents for every dollar on the next 2% you contribute. These matching dollars are immediately 100% vested. In addition to the company match, the Company may make a discretionary company performance contribution to your 401(k) account based on the over-achievement of certain goals. This company performance contribution is 100% vested after three years of service. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider.

o
You are eligible to participate in the Cardinal Health Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. Cardinal Health provides a match on deferrals from eligible compensation earned between $250,000 and $350,000 and may make a discretionary company performance contribution to your DCP account. All contributions vest as described in the 401(k) plan. Enrollment information will be sent to you by Fidelity. Note that you must enroll within 30 days of your start date.

Mr. Donald M. Casey, Jr.

April 9, 2012

•	Paid Time Off: Upon joining Cardinal Health, you will receive the following Paid Time Off (PTO):

◦	Seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following and Christmas Day).

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Additionally, each calendar year you will be eligible to receive 208 hours (approximately 26 eight-hour days) of Paid Time Off (PTO). PTO includes vacation, sick and personal days, all of which need to be used during that calendar year. Please note that Cardinal Health does not allow the carryover of unused PTO.

◦	Based on your start date, you will be eligible to receive a pro-rated allotment of Paid Time Off (PTO) for the current calendar year in the amount of 160 hours (approximately 20 eight-hour days).

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Screening: Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon the taking of a company paid drug screening test, the results of which must be negative, as well as an acceptable background check, which may include a reference check. These items must be completed prior to your start date. If we do not receive the results prior to your start date, we will notify you to discuss an alternative start date.

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Term: Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment. However, you agree to be bound by the terms of the attached Confidentiality and Business Protection Agreement. That agreement must be signed and delivered to the Company on or before your start date.

•	Ethics: As a company founded on a core set of values, we ask you to review the enclosed Standards of Business Conduct and sign the enclosed certificate of compliance.

This letter agreement is amended and restated on May 22, 2012 in order to conform to our original agreement regarding your PSUs and the PSU terms approved by the Committee.

If you have any questions, please feel free to call me. I’m looking forward to working together.

Sincerely,

/s/ CAROLE WATKINS

Carole Watkins

I accept the above offer of employment as of April 10, 2012:

/s/ DONALD M. CASEY, JR.
Donald M. Casey, Jr.

Cc: George Barrett